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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                              --------------------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

                  UNDER THE SECURITIES AND EXCHANGE ACT OF 1934

           INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                                 UBIQUITEL INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         COMMON STOCK, $0.0005 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    903474302
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

         / /              Rule 13d-1(b)

         / /              Rule 13d-1(c)

         /X/              Rule 13d-1(d)

                  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

                  The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 5 Pages

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--------------------                                           -----------------
CUSIP No. 903474302                SCHEDULE 13G                PAGE 2 OF 5 PAGES
--------------------                                           -----------------

------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 DONALD A. HARRIS
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) / /
                                                                      (b) / /

------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 UNITED STATES OF AMERICA
------------------------------ ------ ---------------------------- -------------
                                 5    SOLE VOTING POWER            4,639,802 (1)

            NUMBER OF          ------ ---------------------------- -------------
              SHARES             6    SHARED VOTING POWER          -0-
           BENEFICIALLY
             OWNED BY          ------ ---------------------------- -------------
               EACH                                                4,639,802 (1)
            REPORTING            7    SOLE DISPOSITIVE POWER
           PERSON WITH         ------ ---------------------------- -------------
                                 8    SHARED DISPOSITIVE POWER     -0-

------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 4,639,802 (1)
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*
                                                                        /x/ (2)
------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 7.2%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

                 IN
------- ------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)  See Item 4 herein.
(2) The aggregate amount listed in Row 9 does not include 240,000 shares of Common Stock beneficially owned by the Harris Family Trust as to which shares the Reporting Person disclaims beneficial ownership.

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CUSIP No. 903474302                SCHEDULE 13G                PAGE 3 OF 5 PAGES
--------------------                                           -----------------

ITEM 1(a).        NAME OF ISSUER.

                  UbiquiTel Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

                  One West Elm Street
                  4th Floor
                  Conshohocken, Pennsylvania 19428

ITEM 2(a).        NAME OF PERSON FILING.

                  Donald A. Harris

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.

                  One West Elm Street
                  4th Floor
                  Conshohocken, Pennsylvania 19428

ITEM 2(c).        CITIZENSHIP.

                  United States of America

ITEM 2(d).        TITLE OF CLASS OF SECURITIES.

                  Common Stock

ITEM 2(e).        CUSIP NUMBER.

                  903474302

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), IDENTIFY THE STATUS OF THE PERSON FILING.

                  Not applicable

ITEM 4.           OWNERSHIP.

                  (a) AMOUNT BENEFICIALLY OWNED: 4,639,802 (1) (2)
                                                --------------------------------
                  (b) PERCENT OF CLASS: 7.2%
                                       -----------------------------------------

                  (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                           (i) SOLE POWER TO VOTE OR DIRECT THE VOTE:
                                   4,639,802 (1) (2)
                               -------------------------------------------------

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CUSIP No. 903474302                SCHEDULE 13G                PAGE 4 OF 5 PAGES
--------------------                                           -----------------

                           (ii)  SHARED POWER TO VOTE OR DIRECT THE VOTE: -0-
                                                                         -------

                           (iii) SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION
                                 OF: 4,639,802 (1) (2)
                                    --------------------------------------------

                           (iv)  SHARED POWER TO DISPOSE OR DIRECT THE
                                 DISPOSITION OF: -0-
                                                --------------------------------

------------------

(1) Includes 3,789,802 shares beneficially owned directly and 850,000 shares subject to options exercisable within 60 days of this filing.

(2) Does not include 240,000 shares beneficially owned by the Harris Family Trust as to which shares the Reporting Person disclaims beneficial ownership.


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this Statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                  Not applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable

ITEM 10.          CERTIFICATION.

                  Not applicable

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CUSIP No. 903474302                SCHEDULE 13G                PAGE 5 OF 5 PAGES
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                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                        /s/ Donald A. Harris
                                       -----------------------------------------
 February 12, 2001                     Donald A. Harris